Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kyle J. Loudermilk and Emmett A. Pepe, and each of them, with full power of substitution and reconstitution and each with full power to act for him and without the other, as his  true and lawful attorney-in-fact and agent, for him and in his name, place and stead,  in any and all capacities, to sign any and all amendments  to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said  attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Security Exchange Act of 1934, this Annual Report on Form 10-K has been signed by the following persons in the capacities and on the date indicated.

Date: April 12, 2021	/s/ Kyle J. Loudermilk
Kyle J. Loudermilk
Chief Executive Officer

Date: April 12, 2021	/s/ Emmett A. Pepe
Emmett A. Pepe
Chief Financial Officer

Date: April 12, 2021	/s/ Barnie Beasley
Barnie Beasley
Chairman of the Board

Date: April 12, 2021	/s/ William Corey
William Corey
Chairman of the Audit Committee

Date: April 12, 2021	/s/ Kathryn O’Connor Gardner
Kathryn O’Connor Gardner
Director

Date: April 12, 2021	/s/ Suresh Sundaram
Suresh Sundaram
Director